EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions, except per share amounts)		Three months ended
March 31, -----------------------------------
		2002 ------------	2001 -----------

BASIC EARNINGS PER SHARE (EPS) (1)
Earnings available for common stock		$631 ======	$(951) ======
Weighted average common shares outstanding (2)		364 ======	363 ======
Basic EPS		$1.73 ======	$(2.62) ======

DILUTED EARNINGS PER SHARE (EPS) (1)
Earnings available for common stock		$631 ======	$(951) ======
Weighted average common shares outstanding		364	363
Add:	Outstanding options, reduced by the number of shares that could be repurchased with the proceeds from such exercise (at average market price)	4 -----------	- -----------
Weighted average common shares outstanding as adjusted		368 ======	363 ======
Diluted EPS (3)		$1.71 ======	$(2.62) ======

(1) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K and Statement of Financial Accounting Standards No. 128.

(2) Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at March 31, 2002 and 2001, respectively) and shares held bythe Company the Company to secure deferred compensation obligations (281,985 shares at March 31, 2002 and 2001,respectively).

(3) The diluted shares for the three months ended March 31, 2001 exclude 457 million shares, due to the anti-dilution effects of the loss from continuing operations.